Exhibit 99.1

          Rogers Corp. Holds Annual Meeting of Shareholders

    ROGERS, Conn.--(BUSINESS WIRE)--April 28, 2006--Rogers Corporation (NYSE:ROG) today held its annual meeting of shareholders in Hartford, Connecticut. Shareholders voted to elect all of the nominees to the Board of Directors. They are Leonard M. Baker, Walter E. Boomer, Charles M. Brennan, III, Edward L. Diefenthal, Gregory B. Howey, Leonard R. Jaskol, Carol R. Jensen, Eileen S. Kraus, William E. Mitchell, Robert G. Paul, and Robert D. Wachob.
    Ernst & Young LLP was ratified as Rogers' independent registered public accounting firm for the fiscal year ending December 31, 2006.
    Robert D. Wachob, President and CEO, reviewed the year's results with a presentation covering Rogers' sales, key market segments, profit history, productivity and share price.
    Mr. Wachob remarked, "Our all-time record sales, profits, and gross margin, as previously announced, achieved in the first quarter of 2006 are testament to the hard work and strategic initiatives we've taken in the last few years. We believe that our products are well placed in their respective markets, and that the improved efficiency of our operations worldwide, is not a one-quarter event. We believe that our strategic objectives are aligned to provide the opportunity to attain our long-term goals."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 28, 2006, and Rogers undertakes no duty to update this information unless required by law.


    CONTACT: Rogers Corporation
             Edward Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com